Exhibit 5.29

March 17, 2016

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Re:    StoneMor Partners L.P.

Ladies and Gentlemen:

We have acted as special Virginia counsel to the entities listed on Exhibit A hereto (each individually a “Local Entity” and, collectively, the “Local Entities”), each of which is a wholly-owned subsidiary of StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Partnership, Cornerstone Family Services of West Virginia Subsidiary, Inc., a West Virginia corporation (together with the Partnership, the “Issuers”), and certain other subsidiaries of the Partnership identified on the Registration Statement including the Local Entities (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) in connection with (a) the issuance by the Issuers of up to $175,000,000 aggregate principal amount of their 7 7⁄8% Senior Notes due 2021 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $175,000,000 aggregate principal amount of the Issuers’ outstanding 7 7⁄8% Senior Notes due 2021 (together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an indenture, dated as of May 28, 2013, among the Issuers, the Guarantors and Wilmington Trust, National Association, as trustee, as supplemented by Indenture No. 1, dated as of August 8, 2014 (as supplemented or amended from time to time, the “Indenture”). The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

Before rendering our opinions hereinafter set forth, we examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Indenture;

Vinson & Elkins L.L.P.

March 17, 2016

(b) a copy of the Articles of Organization or Articles of Incorporation of each Local Entity, as applicable, certified by the Clerk’s Office of the State Corporation Commission of Virginia (the “SCC”);

(e) a copy of the Operating Agreement or Bylaws of each Local Entity, as applicable, certified by the secretary or another officer of such Local Entity;

(f) a copy of the Unanimous Written Consent of All Directors, Managers and Governors of the Subsidiaries of the Partnership (Other than StoneMor Operating LLC and Cornerstone Family Services of West Virginia Subsidiary, Inc.) dated as of March 16, 2016, relating to the Guarantees and the Registration Statement;

(g) a certificate of good standing or a certificate of fact of each Local Entity, as applicable, issued by the SCC and dated as of the date set forth on Exhibit A hereto (collectively, the “Entity Certificates”); and

(h) a copy of the Master Officers’ Certificate dated as of March 17, 2016, relating to certain of the factual assumptions made in this opinion letter (the “Officers’ Certificate”).

In addition to the foregoing documents, we have also reviewed such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have assumed and relied upon the truth and completeness, as to matters of fact (including the factual portion of any matters of mixed fact and law), of the Entity Certificates (and we have also assumed that the information contained therein is current through the date hereof notwithstanding any earlier “through” date contained in such Entity Certificates), and the certifications set forth in the Officers’ Certificate, and we reviewed such questions of law as we considered appropriate for purposes of the opinions hereafter expressed. In such examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (v) that the Indenture was duly authorized, executed and delivered by all parties thereto, except as we have specifically opined herein with respect to each Local Entity, (vi) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and (vii) that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

As special counsel to the Local Entities, we have only represented such parties in connection with the Indenture and the Registration Statement and certain other matters referred to us from time to time. We do not have knowledge of many of the transactions in which one or more of the Local Entities have engaged or of its or their day-to-day operations or activities, and no inference should be drawn as to our knowledge beyond the scope of the specific matters as to which we have been engaged as counsel to one or more of the Local Entities.

Vinson & Elkins L.L.P.

March 17, 2016

We have not made any independent investigation in rendering this opinion other than the examination described above (and without limiting the generality of the foregoing, we have not conducted any tax, judgment, litigation, lien, docket or similar searches with respect to the Local Entities). Our opinion is therefore qualified in all respects by the scope of that document examination. Whenever an opinion in this opinion letter, with respect to the existence or absence of facts, is given to our knowledge, or to the best of our knowledge, or with reference to matters of which we are aware or which are known to us, or with similar qualification, it is intended to signify that during the course of our representation of the Local Entities in connection with the Registration Statement, no information came to the attention of those attorneys in this law firm who have actively represented the Local Entities in connection with the Registration Statement, which gave those attorneys actual knowledge of any inaccuracy of our opinions as to the existence or absence of those facts.

With respect to facts material to our opinions herein, we have relied, without independent investigation or verification, on representations from officers of each Local Entity and certificates from such officers and from public officials, and have assumed that all such representations and certifications of fact are true, accurate and complete. With respect to our opinion in Paragraph 1 below as to the due formation and valid existence of each Local Entity, we have relied exclusively on the Entity Certificates.

Our opinion is expressly limited to the Applicable Laws (as defined below) of the Commonwealth of Virginia (the “Covered State”) (such Applicable Laws are sometimes referred to herein as the “Covered Applicable Laws”), and we express no opinion with respect to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign. In addition, we render no opinion herein concerning the effect of, the compliance or noncompliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any statutes, ordinances, administrative decisions, rules or regulations of any county, city, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). In rendering this opinion letter, we have assumed compliance with all laws other than the Covered Applicable Laws.

References herein to the term (i) “Applicable Laws” shall mean both (A) those laws, rules and regulations which are, in our experience, normally applicable to transactions of the type contemplated by the Indenture, and (B) with respect to each Local Entity, those laws, rules and regulations of the Covered State from which the Local Entity conducts its cemetery and/or funeral home businesses that relate solely and specifically to the operation of a cemetery company and/or funeral home, as applicable, and (ii) “Governmental Approval” means any consent, approval, license, permit, authorization or validation of, or filing, recording or registration with, or notice to, any governmental authority required pursuant to the Covered Applicable Laws.

Vinson & Elkins L.L.P.

March 17, 2016

Based on the foregoing, we are of the opinion that:

1. Based solely upon our review of the Entity Certificates, each Local Entity that is a corporation is validly existing and in good standing as a corporation under the laws of the Covered State, and each Local Entity that is a limited liability company is validly existing as a limited liability company under the laws of the Covered State.

2. As of the date of the Indenture, each Local Entity had the requisite limited liability company or corporate power and authority, as applicable, under the Covered Applicable Laws to execute and deliver the Indenture, and as of the date hereof, each Local Entity has the requisite limited liability company or corporate power and authority, as applicable, under the Covered Applicable Laws to perform all of its obligations under the Indenture.

3. All necessary action has been taken on the part of each Local Entity to authorize the execution and delivery of the Indenture and the performance by each such Local Entity of its obligations thereunder (including its Guarantee as provided therein).

4. The Indenture has been duly executed and delivered by each Local Entity to the extent that execution and delivery are governed by the Covered Applicable Laws.

Our opinions set forth above are subject to the following further exceptions, exclusions, limitations, assumptions and qualifications:

(a) We render no opinion herein whatsoever regarding the enforceability of the Indenture, the Guarantees or the Notes, except as we have specifically opined in Paragraph 2 with respect to each of the Local Entities;

(b) We express no opinion as to the applicability to, or the effect of noncompliance by, any Holder (as defined in the Indenture) with any federal or state (including the Covered State) laws applicable to the transactions contemplated by the Indenture because of the nature of the business of such Holder;

(c) We express no opinion as to (i) any Governmental Approvals required under Covered Applicable Laws for each Local Entity to own its properties or operate its cemetery and/or funeral home businesses, including, without limitation, any Governmental Approval required as to its agreements governing trust accounts or its form of retail installment sales agreement, or (ii) the sales of goods or services related to cremation;

Vinson & Elkins L.L.P.

March 17, 2016

(d) For purposes of the opinion contained in Paragraph 4 above that each Local Entity has duly executed and delivered the Indenture, we have assumed with your consent that such executed original Indenture been physically delivered to the appropriate party; and

(e) We render no opinion herein whatsoever regarding (i) the compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under any (A) health or environmental law, (B) antitrust law, (C) securities law, (D) taxation law, (E) worker health or safety, subdivision, building code, use and occupancy, zoning or permitting or land use matter, (F) patent, trademark or copyright law (including, but not limited to, any filings and registrations of any patent, trademark or copyright with any governmental authority), or (G) labor or employment law (including, but not limited to, pension and employee benefit law, rule or regulation); or (ii) the compliance or noncompliance of any real estate, personal property or business operations of any Local Entity with federal, state (including the Covered State) or local laws, statutes, ordinances, rules or regulations.

You may rely on this opinion in connection with your opinion, dated the date hereof, filed with the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Christian Barton, LLP

EXHIBIT A

Local Entities and Entity Certificates

Entity	Date of Entity Certificate
Alleghany Memorial Park Subsidiary, Inc.	March 11, 2016
Altavista Memorial Park Subsidiary, Inc.	March 11, 2016
Augusta Memorial Park Perpetual Care Company	March 11, 2016
Birchlawn Burial Park Subsidiary, Inc.	March 15, 2016
Cemetery Investments Subsidiary, Inc.	March 15, 2016
Covenant Acquisition Subsidiary, Inc.	March 15, 2016
Henry Memorial Park Subsidiary, Inc.	March 15, 2016
KIRIS Subsidiary, Inc.	March 15, 2016
Laurel Hill Memorial Park Subsidiary, Inc.	March 15, 2016
Loewen [Virginia] Subsidiary, Inc.	March 15, 2016
Oak Hill Cemetery Subsidiary, Inc.	March 15, 2016
Prince George Cemetery Corporation	March 11, 2016
PVD Acquisitions Subsidiary, Inc.	March 15, 2016
Rockbridge Memorial Gardens Subsidiary Company	March 15, 2016
Rose Lawn Cemeteries Subsidiary, Incorporated	March 15, 2016
Roselawn Development Subsidiary Corporation	March 15, 2016
Russell Memorial Cemetery Subsidiary, Inc.	March 15, 2016
Shenandoah Memorial Park Subsidiary, Inc.	March 15, 2016
Southern Memorial Sales Subsidiary, Inc.	March 15, 2016
Star City Memorial Sales Subsidiary, Inc.	March 15, 2016
Stitham Subsidiary, Incorporated	March 15, 2016
Sunset Memorial Gardens Subsidiary, Inc.	March 15, 2016
Temple Hill Subsidiary Corporation	March 15, 2016
Virginia Memorial Service Subsidiary Corporation	March 15, 2016
Alleghany Memorial Park LLC	March 11, 2016
Altavista Memorial Park LLC	March 11, 2016
Birchlawn Burial Park LLC	March 11, 2016
Cemetery Investments LLC	March 11, 2016
Covenant Acquisition LLC	March 11, 2016
Henry Memorial Park LLC	March 11, 2016
KIRIS LLC	March 11, 2016
Laurel Hill Memorial Park LLC	March 11, 2016
Loewen [Virginia] LLC	March 11, 2016
Oak Hill Cemetery LLC	March 11, 2016
PVD Acquisitions LLC	March 11, 2016
Rockbridge Memorial Gardens LLC	March 11, 2016
Rose Lawn Cemeteries LLC	March 11, 2016

Roselawn Development LLC	March 11, 2016
Russell Memorial Cemetery LLC	March 11, 2016
Shenandoah Memorial Park LLC	March 11, 2016
Southern Memorial Sales LLC	March 11, 2016
Star City Memorial Sales LLC	March 11, 2016
Stitham LLC	March 11, 2016
Sunset Memorial Gardens LLC	March 11, 2016
Temple Hill LLC	March 11, 2016
Virginia Memorial Service LLC	March 11, 2016